Press Release

BioPharmX Reports Positive Topline Results of BPX-01 Topical Minocycline for Acne

Achieves Statistical Significance for Primary Endpoint in Phase 2b Acne Study

Management to host conference call today at 4:30 p.m. EDT/1:30 p.m. PDT

MENLO PARK, Calif., May 3, 2017 – BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company developing products for the dermatology market, today announced that it achieved the primary endpoint in its phase 2b clinical trial evaluating BPX-011, the first completely solubilized topical minocycline gel product candidate for the treatment of moderate-to-severe acne.

From the topline results for the study’s primary endpoint, BioPharmX observed in both the 1 percent and 2 percent doses of BPX-01 statistically significant reductions in non-nodular inflammatory acne lesions when compared to vehicle.  The absolute mean change in the number of acne lesions from baseline to week 12 for each arm was:

•	BPX-01 2% (n=72), a reduction of 15.4 compared to baseline (p=0.022 compared to vehicle)

•	BPX-01 1% (n=73), a reduction of 15.5 compared to baseline (p=0.037 compared to vehicle)

•	Vehicle (n=74), a reduction of 11.3 compared to baseline

The phase 2b study was a randomized, double-blind, three-arm, vehicle-controlled dose-finding study to assess the efficacy and safety of BPX-01 for the treatment of acne vulgaris.  The multi-center study evaluated two concentrations of BPX-01 (1% and 2% minocycline) and vehicle in 226 subjects, aged 9 to 40, with moderate-to-severe inflammatory, non-nodular acne vulgaris.

The phase 2b study also measured reduction in Investigator’s Global Assessment (IGA) as a secondary endpoint.  This secondary endpoint was defined as the proportion of subjects with at least a two-grade reduction in IGA to clear “0” or almost clear “1.”  The proportion that achieved this endpoint was 22.7 percent for BPX-01 2%, 16.0 percent for BPX-01 1%, and 17.1 percent for vehicle.  Although these secondary endpoint results were not statistically significant, BioPharmX observed in the BPX-01 2% arm a clear numerical trend compared to vehicle.  While this trial was not powered for statistical significance for IGA, this endpoint was included to inform the design of the pivotal phase 3 program.

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The company has not yet analyzed the safety data from the phase 2b study.  There were no serious adverse events related to study treatment reported to the company by the investigators during the trial.

Based on these phase 2b results, BioPharmX continues to progress BPX-01 towards a phase 3 program.

“These results represent a major milestone for the company and offer the potential of BPX-01 as the first topical gel minocycline for moderate-to-severe acne, optimizing safety and efficacy of a proven antibiotic for this condition to millions of patients,” said Anja Krammer, co-founder and president of BioPharmX.  “We look forward to sharing detailed phase 2b data with the investor and medical communities over the coming months.”

BioPharmX will present comprehensive results from the phase 2b study at an event for the investment community in New York next month. The company also plans to submit the data for presentation at an upcoming medical conference and for publication in a peer-reviewed medical journal.

“These positive results are very encouraging and bring hope to the dermatologic community, but most importantly to the patients who suffer physically, emotionally and psychologically from moderate-to-severe acne -- that a new minocycline targeted topical gel will offer treatment for this condition,” said Zoe Diana Draelos, board-certified dermatologist at Dermatologist Consulting Services in High Point, North Carolina and a principal investigator in the phase 2b trial.

The AAD calls acne the "most common skin condition in the United States," affecting up to 50 million Americans. The U.S. market for prescription acne medications is estimated at $4 billion.

Company to Host Conference Call Today

BioPharmX management will host a conference call today for investors, analysts and other interested parties today to review the topline phase 2b results.  Details include:

Date:	Wednesday, May 3
Time:	4:30 p.m. EDT / 1:30 p.m. PDT
Dial In:	(866) 652-5200 (Toll Free) and (412) 317-6060 (International)

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A live webcast of the conference call will be available online on the Investors page of the BioPharmX corporate website at http://www.biopharmx.investorroom.com/events. A replay will also be available shortly following the call for 90 days. The replay dial-in numbers are (877) 344-7529 for domestic callers and (412) 317-0088 for international callers; reference Conference ID: 10106580.

About BPX-01

BPX-01 is a hydrophilic (non-oil-based) topical gel with fully solubilized minocycline that can penetrate the skin to deliver the antibiotic to where acne develops in the pilosebaceous unit.

About BioPharmX® Corporation

BioPharmX is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in dermatology and women's health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions and strategies, including, but not limited to, statements regarding, the safety and medical effects of BPX-01, the effect BPX-01 may have on the treatment of acne, the timing of reporting and presenting trial results including the safety results from the BPX-01 Phase 2b trial, commencement and results of future trials involving BPX-01 and the size of such trials, continued and consistent results in future tests of BPX-01 and absence of side effects of future use of BPX-01. These forward-looking statements may be identified by words such as "may", "plan", "expect," "anticipate," "believe," or similar expressions that are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company's filings with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking

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statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

BioPharmX is a registered trademark of BioPharmX, Inc.

For further information:

Nina Brauer

Senior Manager, Marketing & Communications

nbrauer@biopharmx.com, (650) 889-5030

Investors

investors@biopharmx.com

1 Caution: BPX-01 is a new drug limited by federal or U.S. law to investigational use